Exhibit 10.7

KEY OFFICER AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of Oct. 12, 2005, by and between STEVEN M. ORESKOVICH (the “Executive”) and MERGE TECHNOLOGIES INCORPORATED, a Wisconsin corporation (the “Company”).

R E C I T A L S :

A.            The Company is engaged in the provision of medical diagnostic imaging software and professional services for healthcare facilities and medical equipment manufacturers. The business in which the Company is engaged in from time-to-time during the term of this Agreement, inclusive of those new lines of business, if any, in which the Company is working toward entering from time-to-time are hereinafter collectively referred to as the “Business”; and

B.            The Company employs the Executive and wishes to provide the Executive with benefits in the event of severance or a change in control in exchange for Executive’s agreement with respect to competition, confidentiality, inventions, secrecy and retention of property in the event of such termination of employment;

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.             Disability Benefit.  If at any time during the Executive’s employment the Executive is unable to perform fully the material and substantial duties of the Executive’s regular job position hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence by a physician selected by the Executive Committee of the Board), the Executive shall be entitled to receive periodic payments of Salary, Bonus and any and all benefits to which he/she would otherwise be entitled by reason of his/her employment for a period of ninety (90) days. If the Executive is prevented by reason of any illness, accident or other disability from performing the material and substantial duties of his/her regular job position for a period of 180 days, whether or not consecutive, in any 12 month period which, in the opinion of a physician selected by the Executive Committee of the Board is likely to continue to the same degree, he/she will be considered to be suffering from a Disability (“Disability”). Notwithstanding the foregoing provision (i) the amounts payable to the Executive pursuant to this Section 1 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company; and (ii) in no event will the terms of this Agreement supersede any health or disability benefit to which Executive is entitled under applicable law.

2.             Change in Control.  In the event of a “change in control” of the Company (“change in control” of the Company shall mean a change in the ownership of fifty percent (50%) or more of the outstanding stock of the Company in a single transaction or series of transactions effected by a third party or third parties acting in concert, or a change of fifty percent (50%) or more of the members of the Board in a single transaction or series of transactions effected by any third party or third parties acting in concert, other than pursuant to nomination of a new slate of directors where there has been no material change in beneficial ownership of the Company within 365 days preceding such nomination or a sale of substantially all of the Company’s assets), all of the Executive’s options will immediately vest and become exercisable. In the event of a change in control as (described above) and if the Executive is: (i) involuntarily terminated within 365 days following the change in control; or (ii) voluntarily terminates his/her employment with the Company within 365 days following such change of control, following either: (a) any reduction in Executive’s responsibilities or authority with respect to the Business; (b) a reduction in Executive’s compensation package, including then current salary, in effect immediately prior to the change in control; or (c) the Company’s principal place of business is relocated more than 30 miles further from the Company’s current headquarters location as of the date of this Agreement; then the Executive will be entitled to (A) 12 months then current Salary as a change in control allowance, to be paid in a single payment within thirty (30) days of such termination of Executive’s employment, plus (B) an amount equal to one-twelfth of the maximum amount of the Executive’s then current annual bonus determined without regard to the achievement of performance targets for each month of the current plan year during which the Executive was employed plus an additional 12 months, to be paid in a single payment within thirty (30) days of the termination of Executive’s employment, and (C) a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (collectively, “Supplemental Benefits”) for 12 months after the effective date of termination. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the Executive’s effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of Supplemental Benefits shall be discontinued in the event Executive has available substantially similar welfare benefits at a comparable cost from a subsequent employer. For purposes of this Agreement, no change in ownership or directors as a result of the merger of the Company with Cedara Software Corp. shall be considered when determining whether a change in control has occurred.

In addition, upon a “change of control” as defined above, the Company will deposit Fifty Thousand Dollars ($50,000) into an interest-bearing escrow account (the “Escrow”) to be held by a third party mutually acceptable to the Executive and the Company. The cost of such escrow shall be paid by the Company. The purpose of the escrow shall be to provide Executive a “stay bonus” to help assure a smooth transition if the acquiror in a change of control transaction requests that Executive continue his/her employment with the Company in an executive or managerial capacity suitable for Executive’s background, although not necessarily the same position previously occupied by Executive. The compensation, bonus and benefits to be paid to Executive during such period following the change in control must be at least the same as paid or provided prior to closing except for minor changes in Supplemental Benefits. Executive’s services pursuant to this paragraph shall be performed within 30 miles from the Company’s current headquarters location as of the date of this Agreement, except for travel consistent with Executive’s position prior to the change in control. The total amount in such Escrow, including interest thereon, will be paid to the Executive twelve months following the change in control if Executive has substantially performed the services requested to be performed by the acquiror following such change of control transaction. If the acquiror does not request Executive’s service after the change in control, no amount shall be paid to

Executive from the Escrow. If the acquiror requests less than a full year of service, a pro rata amount of the Escrow shall be paid to Executive based upon the number of months or partial months worked divided by twelve. At the end of the stay bonus performance period Executive shall have a period of thirty days following the termination of such services or 365 days following the change of control, whichever is later, to terminate his/her services with the Company and be entitled to receive the change of control payments in addition to the stay bonus described in this paragraph.

3.             Termination.  This Agreement may be terminated by the Company or the Board or appropriate committee thereof at any time for the following reasons:

(a)           For Cause, by written notice to the Executive. “Cause” shall mean termination for gross negligence, commission of a felony or material violation of any Company policies;

(b)           In the event of the death of the Executive;

(c)           The Executive’s resignation or retirement from employment with the Company (this clause shall not be construed as an agreement to employ the Executive for a defined term), upon thirty (30) days advance written notice to the Company;

(d)           In the event of the Disability of the Executive as defined in Section 1 of this Agreement, subject to the Company discharging its duty to accommodate under applicable law, by written notice to the Executive and by providing to the Executive the severance entitlements set out in Section 4;

(e)           By the Executive for “Good Reason,” defined as including only constructive termination, a material reduction in base salary or a material reduction in responsibility, by written notice from the Executive; and

(f)            Without Cause for any reason other than as set forth above in Subsection 3 (a), (b), (c), (d) or (e), by providing to the Executive the severance entitlements set out in Section 4.

4.             Severance.  In the event that the Executive is terminated pursuant to Subsection 3 (d), (e) or (f), and the Executive has executed a Company release substantially in the form of the attached Exhibit A, then the Company shall pay the Executive, as a severance allowance, (A) an amount equal to 12 months of the Executive’s then current Salary plus (B) an amount equal to one-twelfth of the Executive’s then current calculated bonus, determined by taking the maximum amount of bonus in effect for the then current year times the Executive’s individual goal performance score from the previous year, for each month of the current plan year during which the Executive was employed plus an additional 12 months and (C) a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (collectively, “Supplemental Benefits”) for 12 months after the effective date of termination. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The amount of the severance allowance provided for in subsections (A) and (B) of this Section 4 shall be paid in equal installments over the severance period. Notwithstanding anything to the contrary contained herein, in the event the Executive elects to receive (pursuant to the operation of Section 2) 12 months of his/her then current salary following a change in control event and Executive’s voluntary or involuntary termination, then Executive shall not be entitled to any payment of severance pursuant to this Section 4. In the event a change in control occurs and the Executive is not entitled to 12 months of his/her then current salary pursuant to Section 2, then the Executive shall continue to be entitled to receive severance payments per this Section 4.

5.             Surrender of Properties.  Upon termination of the Executive’s employment with the Company, regardless of the cause therefor, the Executive shall promptly surrender to the Company all property provided him/her by the Company for use in relation to his/her employment, and, in addition, the Executive shall surrender to the Company any and all confidential sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, Business, and operations of the Company in his/her possession.

6.             Inventions and Secrecy.  Except as otherwise provided in this Section 6 the Executive:

(a)           shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its Business or production operations obtained by the Executive during his/her employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his/her employment by the Company and after the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company;

(b)           shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by him/her alone or jointly with others, from the time of entering the Company’s employ until such employment is terminated, relevant or pertinent in any way, whether directly or indirectly, to the Company’s Business or production operations or resulting from or suggested by any work which he/she may have done for the Company or at its request;

(c)           shall, at all times during his/her employment with the Company, assist the Company (entirely at the Company’s expense) to obtain and develop for the Company’s benefit patents on such inventions, ideas, devices and processes, whether or not patented; and

(d)           shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above.

The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive’s rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless: (A) the invention related to (i) the Business of the Company; or (ii) the Company’s actual or demonstrably anticipated (with the realistic prospect of occurring) research or development; or (B) the invention results from any work performed by the Executive for the Company. The Executive acknowledges his/her prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive’s obligation to assign or offer to assign to the Company the Executive’s rights in inventions.

7.             Confidentiality of Information: Duty of Non-Disclosure.

(a)           The Executive acknowledges and agrees that his/her employment by the Company under this Agreement necessarily involves his/her understanding of and access to certain trade secrets and confidential information pertaining to the Business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times he/she will not, directly or indirectly, without the express consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself/herself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its customers, prospective customers, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally, or known by Executive prior to his/her employment with the Company. Further, the Executive agrees that he/she shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the Business of the Company or obtained as a result of his/her employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 7 shall survive the termination of this Agreement.

(b)           The Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of his/her covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

8.             Covenant Not to Compete.

(a)           During Executive’s Employment.  During the Executive’s employment, the Executive shall not, without the. prior written consent of the Company, which consent may be withheld at the sole and reasonable discretion of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with the Business of the Company.

(b)           Following Termination of the Executive’s Employment.  Within the 12 month period immediately following the end of the Executive’s employment, regardless of the reason therefore, the Executive shall not engage in the following, but only to the extent that these activities compete in a similar Business to the Company, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (A) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the Business being conducted at the time of such termination within a 100-mile radius from the Company’s current headquarters location as of the date of this Agreement; (B) directly solicit, contact, interfere with, or divert any customer served by the Company for the Business, or any prospective customer identified by or on behalf of the Company, during the Executive’s employment with the Company; or (C) directly solicit any employee then employed by the Company or previously employed by the Company within the one year period preceding termination of the Executive’s employment with the Company to join the Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the Business of the Company being conducted at the time of such termination.

(c)           Acknowledgment.  The Executive acknowledges that the restrictions set forth in Section 8 are reasonable in scope and essential to the preservation of the Business of the Company and proprietary properties and that the enforcement thereof will not in any manner preclude the Executive, in the event of the Executive’s termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself/herself, the members of his/her family, and those dependent upon him of at least the sort and fashion to which he/she and they have become accustomed and may expect.

(d)           Severability.  The covenants of the Executive contained in Section 8 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

9.             General Provisions.

(a)           Goodwill.  The Company has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

(b)           Notices.  Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by depositing the notice with a nationally recognized overnight delivery service, all shipping costs prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

As addressed to the Company:	With a copy to:

Merge Technologies Incorporated	Michael Best & Friedrich LLP
6737 W. Washington Street	100 East Wisconsin Avenue
Milwaukee, Wisconsin 53214-5650	Suite 3300
Attention: Chief Executive Officer	Milwaukee, Wisconsin 53202
Attention: Geoffrey R. Morgan, Esquire

As addressed to the Executive:
Steve Oreskovich
1302 S. 91st Street
West Allis, WI 53214

The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.

(c)           Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board or upon the Executive unless made in writing and signed by him. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him.

(d)           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties as an executive of the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein, as set forth in Schedule G of the Merger Agreement between Cedara Software Corp. and the Company. No presumption shall be made in favor or against either party based upon who has served as draftsman of this Agreement.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Wisconsin.

(f)            Severability.  If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(g)           Assignment.  The Executive may not under any circumstances delegate any of his/her rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company, provided either the successor has a net worth greater than the Company at the time of assignment or the Company remains primarily liable with respect to the obligations so assigned.

(h)           Costs of Enforcement, Litigation.  In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his/her or its reasonable attorneys’ fees and costs as shall be determined and awarded by the court. Any controversy or dispute with respect to the terms of Section 5, 6, 7 or 8 of this Agreement will survive termination of this Agreement and shall be litigated in the state of federal courts of competent jurisdiction situated in Milwaukee, Wisconsin, to which jurisdiction and venue all parties consent.

(i)            Mitigation.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make payments hereunder. Notwithstanding the foregoing, if Executive receives the payments described in Section 9 by terminating his/her employment following a change in control and Executive subsequently becomes re-employed by the Company or by the party or parties effecting the change in control, the amounts earned on re-employment (up to a period of one year’s compensation) shall be repaid to the Company.

10.           Executive Acknowledgement.  The Executive acknowledges that:

(a)           the Executive has had sufficient time to review this Key Officer Agreement thoroughly;

(b)           the Executive has read and understands the terms of this Key Officer Agreement and the obligations hereunder;

(c)           the Executive has received the good and adequate consideration for entering into this Key Officer Agreement; and

(d)           the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Key Officer Agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

COMPANY:

MERGE TECHNOLOGIES INCORPORATED

By:	/s/ Richard A. Linden
Richard A. Linden
President and Chief Executive Officer

EXECUTIVE:

By:	/s/ Steve Oreskovich
Steve Oreskovich

RELEASE

EXHIBIT A

I, _______________ (Employee), in consideration of the payments made by Merge Technologies Incorporated (“Company”) to me pursuant to the severance section in the Key Officer Agreement, dated _____________________, the adequacy of which is hereby acknowledged, do hereby release and discharge the Company and all of its directors, officers, owners, agents, employees, attorneys, insurers, affiliates, subsidiaries, related corporations, predecessors, successors, heirs and assigns, (collectively “Released Persons and Entities”) from any and all sums of money, attorneys fees, accounts, motions, causes of action, claims, demands or liabilities of any ‘kind or character whatsoever, whether known or unknown, which I either have had or now have against such Released Persons and Entities, or any of them, for or related in any way to anything occurring from the beginning of time to the date of execution of this Release.

Without limiting the generality of the foregoing, this Release applies to any and all claims, causes of action, demands or liabilities, which I have had or now have:

(a)                                  For any and all tort, contract, common law, statutory or other claims.

(b)                                 For any and all Claims under or pursuant to the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment law, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act “ERISA” (except for vested benefits which are not affected by this agreement) the National Labor Relations Act, the Federal Family Medical Leave Acts, any and all Claims under federal, state or local wage payment laws or any other federal, state or local law, statute, ordinance, rule, regulation or executive order, and/or any Claims to attorneys’ fees or costs thereunder. The foregoing does not supersede the employee’s rights to any workers’ compensation claims and any pension or unemployment compensation claims.

(c)                                  For wrongful termination of employment, including violations of public policy.

(d)                                 For breach of contract, whether express or implied.

(e)                                  For libel, slander, defamation, damage to reputation, intentional or negligent infliction of emotional distress or other tortious conduct.

In addition to the above, I warrant that I have neither filed nor joined in any complaint, charge, claim, lawsuit or other proceeding of any kind against Company or any of the other Released Parties and Entities identified above. I promise never to file, join in or pursue any complaint, charge, claim, lawsuit or other proceeding asserting any claims released above.

The Company reserves the right to immediately terminate any payments due under this Agreement in the event of a breach of this Release, and shall have the right to seek all legal remedies, including injunctive relief, in any court of competent jurisdiction barring Employee from further breaches of this Release.

I have read this Release, have had sufficient time to consider its contents and agree to its terms and conditions of my own free will. I also understand that this Release includes a final general release and that I can make no further claims against the Released Persons and Entities in connection with my employment or the termination thereof.

EMPLOYEE:

Name (Please Print)	Signature

Date